THIRD AMENDMENT TO AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, effective as of January 1, 2013, is made by and between the undersigned entities (hereinafter each referred to as the “Fund” and collectively referred to as the “Virtus Mutual Funds”) and Virtus Fund Services, LLC (hereinafter referred to as the “Transfer Agent”).

WHEREAS:	The Transfer Agent and the Virtus Mutual Funds are parties to an Amended and Restated Transfer Agency and Service Agreement dated January 1, 2010 (the “Agreement”); and

WHEREAS:	The Agreement has recently been assigned to the Transfer Agent by VP Distributors, LLC (formerly VP Distributors, Inc.) (“VP Distributors”) with the consent of the Board of Trustees of Virtus Mutual Funds; and

WHEREAS:	The parties desire to make amendments to the Agreement to reflect the assignment, to reflect certain changes to the fees under the Agreement, and to remove one trust of the Virtus Mutual Funds as a party; and

WHEREAS:	Article 11 of the Agreement states that amendments to the Agreement shall be set forth in a written amendment signed by both parties;

NOW THEREFORE, the parties agree as follows:

1.	All references in the Agreement to VP Distributors in the Agreement are hereby changed to refer to Virtus Fund Services, LLC.

2.	Schedule A to the Agreement is hereby replaced with the attached new Schedule A.

3.	Virtus Institutional Trust is hereby removed as a party to the Agreement.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers, as of the day and year first above written.

VIRTUS EQUITY TRUST VIRTUS INSIGHT TRUST VIRTUS INSTITUTIONAL TRUST VIRTUS OPPORTUNITIES TRUST (collectively, the “Virtus Mutual Funds”)

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley Title: Vice President, Chief Financial Officer and Treasurer

VIRTUS FUND SERVICES, LLC

By:	/s/ Heidi Griswold
Name: Heidi Griswold Title: Vice President, Mutual Fund Services

Schedule A

Fee Schedule

Effective Date: January 1, 2013

	Total Transfer Agent Fee		BNYM portion of Total Fee
0
Direct Accounts	$ 9.20 per account		$ 9.20 per account
Networked Accounts	$6.20 per account		$ 6.20 per account
Closed Accounts	$ .50 per account		$ 0.50 per account
Compliance Fee	4.25% of per account fees		4.25% of per account fees
Oversight & Service	Money Market Funds		0
	All assets	0.25bps
Other Funds
	0 - $15,000,000,000	4.50 bps
	$15,000,000,001 - $30,000,000,000	4.25 bps
	$30,000,000,001 - $50,000,000,000	4.00 bps
	Over $50,000,000,000	3.75 bps

Account Charges:

Account Charges will be allocated on the basis of the number of accounts.

Base Fees:

Base Fees will be allocated according to average net assets.

Out-of-Pocket Expenses:

Out-of-pocket expenses include, but are not limited to: expenses invoiced by broker-dealers and financial institutions for shareholder servicing, confirmation production, postage, forms, telephone, microfilm, microfiche, stationary and supplies, and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

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